EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:  Press:       Frank D. Filipo
Executive Vice President &
   Operating Officer
   (631) 208-2400

 Investor:  Brian K. Finneran
                   Executive Vice President &
                   Chief Financial Officer
                  (631) 208-2400
4 West Second Street Riverhead, NY 11901 (631) 208-2400 (Voice) - (631) 727-3214 (FAX) invest@suffolkbancorp.com

SUFFOLK BANCORP REPORTS RESULTS FOR THE THIRD QUARTER OF 2012

September 2012 non-performing assets decline by 64% versus second quarter 2012
Tangible common equity ratio increases to 9.75% after completion of capital raise
Demand deposits increase by 10% versus third quarter 2011
Average cost of funds declines to 0.26% in third quarter 2012
Quarterly net interest margin remains strong at 4.09%.

Riverhead, New York, October 31, 2012 — Suffolk Bancorp (the “Company”) (NASDAQ - SUBK), parent company of Suffolk County National Bank (the “Bank”), today reported a net loss for the third quarter of 2012 of $9.2 million, or ($0.94) per diluted common share, compared to net income of $3.1 million, or $0.32 per diluted common share, a year ago. For the nine-month period ended September 30, 2012, the Company recorded a net loss of $3.8 million, or ($0.39) per diluted common share, compared with a net loss of $1.2 million, or ($0.13) per diluted common share, in the September 2011 year-to-date period.

The decline in third quarter 2012 earnings was principally due to the impact of an $11.1 million increase in the provision for loan losses resulting from the Company’s successful execution of a previously announced bulk sale of non-performing loans in September 2012.  The Company sold $51 million of loans at an aggregate price of 61% of book value resulting in a $19.6 million charge to the allowance for loan losses.  Also contributing to the third quarter loss was an increase in total operating expenses of $3.0 million, largely the result of $2.5 million in non-recurring costs, and a reduction in net interest income of $2.9 million (16.7%).  Partially offsetting these factors was a 6.7% improvement in non-interest income in third quarter 2012.

The reduction in net interest income resulted from a lower level of average interest-earning assets, primarily loans, coupled with a narrowing of the net interest margin in 2012 versus the comparable 2011 period.  The decrease in the net interest margin was due to the continued low level of interest rates; a shift in the Company’s balance sheet mix from loans (average loans down 20.4% versus third quarter 2011) into lower-yielding overnight interest-bearing deposits which represented 21% of average interest-earning assets in third quarter 2012 versus 10% in third quarter 2011, due principally to ongoing loan workout activity; and the elevated level of non-accrual loans present throughout 2012.

Total operating expenses increased by $3.0 million in the third quarter of 2012 to $17.9 million versus the comparable 2011 period.  The primary reasons for this increase were higher levels of employee compensation and benefits expense (up $1.3 million or 16.5%), other real estate owned (“OREO”) expense (up $599 thousand) and other operating expenses (up $1.3 million or 48.2%).  The increase in employee compensation costs resulted from growth in staff in critical areas of the Company to position it for future growth. Higher pension and medical expenses also contributed to this increase. OREO expense increased primarily as the result of a $600 thousand write-down of a commercial property in 2012.  The Company is in contract to sell this property at its current carrying value. Other operating expenses increased principally due to $1.9 million in one-time fees, past due real estate taxes and other expenses associated with non-performing loans sold in the third quarter of 2012. Partially offsetting these increases were reductions in outside services expense and FDIC assessment costs in 2012.

Non-interest income grew by $162 thousand versus 2011 due to improvements in deposit service charges, fiduciary fees and gains on the sale of residential mortgage loans.  Partially offsetting these improvements were losses of $162 thousand incurred on the sale of two private label collateralized mortgage obligation (“CMO”) securities in 2012 as part of management’s efforts to reduce overall balance sheet risk.  These securities had previously been written down by $1.1 million in the fourth quarter of 2011 due to other than temporary impairment evident at that time. The Company owns no other private label CMOs.

Commenting on the third quarter results, President and CEO Howard C. Bluver stated, “I am pleased that we were able to successfully execute the final steps needed to clean up the Company’s legacy credit issues. With completion of the previously announced $51 million bulk loan sale and $25 million capital raise, we have strengthened our overall financial position, substantially increased our capital levels and put ourselves in the position to start managing the Bank with a forward focus. The one-time, non-recurring charges recognized in the third quarter, as detailed in today’s release, are the necessary by-product of a deliberate strategy that allowed us to complete an aggressive balance sheet clean up in less than one year.

PRESS RELEASE
October 31, 2012

Our management team has also been working hard to put the people, systems and processes in place to position the Company for future growth. As we diversify our lending focus into a more balanced mix of products and begin moving west from the eastern end of Long Island, we believe there are many opportunities for us in attractive markets.  By gradually redeploying our current cash position of approximately $375 million into higher-yielding, high quality loans and other interest-earning assets, and focusing our efforts on expense reductions going forward, we believe we can achieve improved financial results in future periods.

We continue to have one of the most attractive, high performing deposit franchises in the community banking space, with over 80% of our total deposits in low cost, stable core deposit products. During the third quarter, 42% of our average deposits were held in demand deposit accounts, resulting in a total cost of funds of 26 basis points. As our focus turns toward the future, we believe our superior deposit franchise gives us a competitive advantage that we intend to leverage for the benefit of all our stakeholders.”

Performance Highlights

•
Asset Quality – Total non-accrual loans, excluding loans categorized as held-for-sale, decreased to $14 million or 1.87% of loans outstanding at September 30, 2012 versus $81 million or 8.33% of loans outstanding at December 31, 2011 and $92 million or 9.09% of loans outstanding at September 30, 2011. Total accruing loans delinquent 30 days or more amounted to 2.06% of loans outstanding at September 30, 2012 versus 3.56% of loans outstanding at December 31, 2011 and 2.32% of loans outstanding at September 30, 2011. Net loan charge-offs of $20.2 million, including $19.6 million related to loans  transferred to held-for-sale and then sold during the quarter, were recorded in the third quarter of 2012 versus $8.4 million in the second quarter of 2012 and $7.1 million in the third quarter of 2011.  The allowance for loan losses totaled $21.0 million at September 30, 2012, $40.0 million at December 31, 2011 and $43.7 million at September 30, 2011, representing 2.74%, 4.12% and 4.31% of total loans, respectively, at such dates. The allowance for loan losses as a percentage of non-accrual loans, excluding non-accrual loans categorized as held-for-sale, was 146%, 49% and 47% at September 30, 2012, December 31, 2011 and September 30, 2011, respectively.  The Company held OREO of $1.6 million at September 30, 2012 and $1.8 million at December 31, 2011 and September 30, 2011.

•
Capital – The Company’s Tier I Leverage ratio was 9.74% at September 30, 2012 versus 8.85% at December 31, 2011 and 8.57% at September 30, 2011.  The Company’s Total Risk-Based Capital ratio was 18.17% at September 30, 2012 versus 14.26% at December 31, 2011 and 13.88% at September 30, 2011. The Company’s Tangible Common Equity ratio (non-GAAP financial measure) was 9.75% at September 30, 2012 versus 9.05% at December 31, 2011 and 9.06% at September 30, 2011. The Company completed a successful $25 million private placement of its common stock with several institutional investors and certain of the Company’s directors and officers in September 2012. The institutional investors purchased 1,783,000 shares of common stock at a price of $13.50 per share. Certain of the Company’s directors and officers purchased approximately $930,000 of stock at $16.44 per share.

•
Core Deposits – Core deposits, consisting of demand, N.O.W., savings and money market accounts, totaled $1.1 billion at September 30, 2012, December 31, 2011 and September 30, 2011. Core deposits represented 82%, 81% and 80% of total deposits at September 30, 2012, December 31, 2011 and September 30, 2011, respectively. Demand deposits increased by 9.2% to $574 million at September 30, 2012 versus $525 million at December 31, 2011 and by 10.5% from $520 million at September 30, 2011. Demand deposits represented 42% of total deposits at September 30, 2012, 40% at December 31, 2011 and 38% at September 30, 2011.

•	Loans – Loans outstanding at September 30, 2012 declined by 20.9% to $767 million when compared to December 31, 2011 and by 24.3% from September 30, 2011.

•	Net Interest Margin – Net interest margin was 4.09% in the third quarter of 2012 versus 4.39% in the second quarter of 2012 and 4.67% in the third quarter of 2011.

•
Performance Ratios – Return on average assets and return on average common stockholders’ equity were (2.34%) and (25.40%), respectively, for the third quarter of 2012 and 1.10% and 12.39%, respectively, for the second quarter of 2012.  For the third quarter of 2011, return on average assets and return on average common stockholders’ equity were 0.77% and 8.96%, respectively.

PRESS RELEASE
October 31, 2012

Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through the Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York and Suffolk Bancorp’s wholly owned subsidiary. Organized in 1890, the Bank has 30 offices in Suffolk County, New York.  For more information about the Bank and its products and services, please visit www.scnb.com.

Non-GAAP Disclosure
This press release includes a non-GAAP financial measure of the Company’s tangible common equity ratio. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). The Company believes that these non-GAAP financial measures provide both management and investors a more complete understanding of the underlying operational results and trends and the Company’s marketplace performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with GAAP.

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995

This press release includes statements which look to the future. These can include remarks about the Company, the banking industry, the economy in general, expectations of the business environment in which the Company operates, projections of future performance, and potential future credit experience. These remarks are based upon current management expectations, and may, therefore, involve risks and uncertainties that cannot be predicted or quantified and are beyond the Company’s control and are subject to a variety of uncertainties that could cause future results to vary materially from the Company’s historical performance, or from current expectations. These remarks may be identified by such forward-looking statements as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Factors that could affect the Company include particularly, but are not limited to: a failure by the Company to meet the deadlines under SEC rules for filing its periodic reports (or any permitted extension thereof); increased capital requirements mandated by the Company’s regulators; the Company’s ability to raise capital; changes in interest rates; increases or decreases in retail and commercial economic activity in the Company’s market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; results of regulatory examinations; any failure by the Company to comply with our written agreement with the OCC (the “Agreement”) or the individual minimum capital ratios for the Bank established by the OCC; the cost of compliance with the Agreement; any failure by the Company to maintain effective internal controls over financial reporting; larger-than-expected losses from the sale of assets; potential litigation or regulatory action relating to the matters resulting in the Company’s failure to file on time its Quarterly Report on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011 or resulting from the revisions to earnings previously announced on April 12, 2011 or the restatement of its financial statements for the quarterly period ended September 30, 2010 and year ended December 31, 2010; and the potential that net charge-offs are higher than expected or for further increases in our provision for loan losses. Further, it could take the Company longer than anticipated to implement its strategic plans to increase revenue and manage non-interest expense, or it may not be possible to implement those plans at all. Finally, new and unanticipated legislation, regulation, or accounting standards may require the Company to change its practices in ways that materially change the results of operations. We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document. For more information, see the risk factors described in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Financial Highlights Follow

PRESS RELEASE
October 31, 2012

CONSOLIDATED STATEMENTS OF CONDITION
(unaudited, dollars in thousands except for share and per share data)

	September 30,	December 31,	September 30,
	2012	2011	2011
ASSETS
Cash and cash equivalents
Cash and non-interest bearing deposits due from banks	$57,937	$73,651	$30,646
Interest bearing deposits due from banks	344,767	98,908	136,320
Federal funds sold	1,642	-	-
Total cash and cash equivalents	404,346	172,559	166,966
Federal Reserve Bank, Federal Home Loan Bank and other stock	2,368	2,536	2,536
Investment securities:
Available for sale, at fair value	328,668	299,204	307,362
Held to maturity (fair value of $9,049, $10,161 and $10,390, respectively)	8,164	9,315	9,422
Total investment securities	336,832	308,519	316,784

Loans	766,569	969,654	1,012,888
Allowance for loan losses	21,021	39,958	43,693
Net loans	745,548	929,696	969,195

Loans held-for-sale	7,000	-	-
Premises and equipment, net	27,539	27,984	26,904
Deferred taxes	16,300	18,465	18,109
Income tax receivable	9,300	5,421	2,824
Other real estate owned ("OREO")	1,572	1,800	1,800
Accrued interest and loan fees receivable	5,572	6,885	7,318
Prepaid FDIC assessment	574	1,843	2,354
Goodwill and other intangibles	2,537	2,437	2,444
Receivable - securities sales not settled	3,890	-	-
Other assets	5,727	6,082	5,585
TOTAL ASSETS	$1,569,105	$1,484,227	$1,522,819

LIABILITIES & STOCKHOLDERS' EQUITY
Demand deposits	$573,962	$525,379	$519,604
Saving, N.O.W. & money market deposits	551,155	531,544	562,203
Time certificates of $100,000 or more	167,677	168,140	181,415
Other time deposits	80,320	86,809	89,957
Total deposits	1,373,114	1,311,872	1,353,179

Unfunded pension liability	21,324	18,212	12,113
Capital leases	4,707	4,737	4,754
Accrued interest payable	287	348	419
Other liabilities	14,393	12,498	12,150
TOTAL LIABILITIES	1,413,825	1,347,667	1,382,615

STOCKHOLDERS' EQUITY
Common stock (par value $2.50; 15,000,000 shares authorized;
11,566,347, 9,726,814 and 9,726,814 shares outstanding at
September 30, 2012, December 31, 2011 and September 30, 2011, respectively)	34,330	34,330	34,330
Surplus	42,476	24,010	24,010
Retained earnings	87,510	91,303	90,148
Treasury stock at par (2,165,738, 4,005,270 and 4,005,270 shares
at September 30, 2012, December 31, 2011 and September 30, 2011, respectively)	(5,414)	(10,013)	(10,013)
Accumulated other comprehensive (loss) income, net of tax	(3,622)	(3,070)	1,729
TOTAL STOCKHOLDERS' EQUITY	155,280	136,560	140,204
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$1,569,105	$1,484,227	$1,522,819

PRESS RELEASE
October 31, 2012

CONSOLIDATED STATEMENTS OF INCOME
(unaudited, dollars in thousands except for share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

INTEREST INCOME
Loans and loan fees	$11,825	$15,100	$37,146	$47,488
United States Treasury securities	-	1	-	96
Obligations of states & political subdivisions	1,517	1,544	4,569	5,332
Collateralized mortgage obligations	1,256	1,404	3,649	4,534
Mortgage-backed securities	145	8	171	24
U.S. Government Agency obligations	30	44	34	337
Corporate bonds	72	-	88	-
Federal funds sold & interest due from banks	168	79	382	140
Dividends	28	17	91	161
Total interest income	15,041	18,197	46,130	58,112

INTEREST EXPENSE
Saving, N.O.W. & money market deposits	286	435	906	1,618
Time certificates of $100,000 or more	372	471	1,217	1,576
Other time deposits	229	307	767	985
Interest on borrowings	-	1	-	655
Total iterest expense	887	1,214	2,890	4,834

Net interest income	14,154	16,983	43,240	53,278
Provision for loan losses	12,000	900	9,600	24,088
Net interest income after provision for loan losses	2,154	16,083	33,640	29,190

NON-INTEREST INCOME
Service charges on deposit accounts	1,022	953	2,972	2,964
Other service charges, commissions & fees	927	988	2,523	2,631
Fiduciary fees	266	213	675	644
Net (loss) gain on sale of securities available for sale	(162)	-	(162)	1,645
Other operating income	541	278	1,242	872
Total non-interest income	2,594	2,432	7,250	8,756

OPERATING EXPENSES
Employee compensation and benefits	9,486	8,141	26,945	23,458
Net occupancy expense	1,480	1,435	4,210	4,391
Equipment expense	509	506	1,512	1,451
Outside services	1,145	1,425	3,338	3,713
FDIC assessments	508	555	1,056	2,541
OREO expense	781	182	840	293
Prepayment fee on borrowing	-	-	-	1,028
Other operating expense	3,975	2,683	8,727	6,855
Total operating expenses	17,884	14,927	46,628	43,730

(Loss) income before income tax (benefit) expense	(13,136)	3,588	(5,738)	(5,784)
Income tax (benefit) expense	(3,975)	516	(1,945)	(4,552)
NET (LOSS) INCOME	$(9,161)	$3,072	$(3,793)	$(1,232)

(LOSS) EARNINGS PER COMMON SHARE - BASIC	$(0.94)	$0.32	$(0.39)	$(0.13)
(LOSS) EARNINGS PER COMMON SHARE - DILUTED	$(0.94)	$0.32	$(0.39)	$(0.13)

PRESS RELEASE
October 31, 2012

STATISTICAL SUMMARY
(unaudited, dollars in thousands except for share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
EARNINGS:
(Loss) earnings per common share - diluted	$(0.94)	$0.32	$(0.39)	$(0.13)
Cash dividends per common share	-	-	-	-
Net (loss) income	(9,161)	3,072	(3,793)	(1,232)
Net interest income	14,154	16,983	43,240	53,278

AVERAGE BALANCES:
Total assets	$1,559,869	$1,572,758	$1,531,773	$1,609,507
Loans	824,148	1,035,628	896,655	1,076,457
Investment securities	323,630	327,175	314,031	375,415
Interest-earning assets	1,454,558	1,511,595	1,438,245	1,542,302
Demand deposits	576,825	530,217	544,871	513,418
Total deposits	1,382,161	1,402,354	1,350,254	1,414,657
Borrowings	-	289	77	27,101
Stockholders' equity	143,480	136,024	138,777	134,959

FINANCIAL PERFORMANCE RATIOS:
Return on average assets	(2.34%)	0.77%	(0.33%)	(0.10%)
Return on average stockholders' equity	(25.40%)	8.96%	(3.65%)	(1.22%)
Average stockholders' equity/average assets	9.20%	8.65%	9.06%	8.39%
Average loans/average deposits	59.63%	73.85%	66.41%	76.09%
Net interest margin (FTE)	4.09%	4.67%	4.24%	4.86%
Operating efficiency ratio	101.05%	73.83%	87.93%	69.23%

CAPITAL RATIOS (1):
Tier 1 leverage ratio	9.74%	8.57%	9.74%	8.57%
Tier 1 risk-based capital ratio	16.90%	12.60%	16.90%	12.60%
Total risk-based capital ratio	18.17%	13.88%	18.17%	13.88%
Tangible common equity ratio (2)	9.75%	9.06%	9.75%	9.06%

(1) At end of period.

(2) The ratio of tangible common equity to tangible assets, or TCE ratio, is calculated by dividing total common stockholders’ equity by total assets, after reducing both amounts by intangible assets. The TCE ratio is not required by GAAP or by applicable bank regulatory requirements, but is a metric used by management to evaluate the adequacy of our capital levels. Since there is no authoritative requirement to calculate the TCE ratio, our TCE ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity and tangible assets are non-GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. With respect to the calculation of the actual unaudited TCE ratio as of September 30, 2012, reconciliations of tangible common equity to GAAP total common stockholders’ equity and tangible assets to GAAP total assets are set forth below:

Total stockholders' equity	$155,280	Total assets		$1,569,105
Less: intangible assets	(2,537)	Less: intangible assets		(2,537)
Tangible common equity	$152,743	Tangible assets		$1,566,568

PRESS RELEASE
October 31, 2012

STATISTICAL SUMMARY (continued)
(unaudited, dollars in thousands except for share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
ASSET QUALITY:
Net charge-offs	$20,205	$7,068	$28,537	$8,764
Net charge-offs/average loans (annualized)	9.75%	2.71%	4.25%	1.09%
At end of period:
Non-accrual loans	$14,356	$92,070	$14,356	$92,070
Non-accrual loans held-for-sale	7,000	-	7,000	-
Loans 90 days past due and still accruing	-	-	-	-
OREO	1,572	1,800	1,572	1,800
Total non-performing assets	$22,928	$93,870	$22,928	$93,870
Allowance/non-accrual loans (3)	146.43%	47.46%	146.43%	47.46%
Allowance/total loans (3)	2.74%	4.31%	2.74%	4.31%

EQUITY:
At end of period:
Common shares outstanding	11,566,347	9,726,814	11,566,347	9,726,814
Stockholders' equity	$155,280	$140,204	$155,280	$140,204
Book value per common share	13.43	14.41	13.43	14.41
Tangible common equity	152,743	137,760	152,743	137,760
Tangible book value per common share	13.21	14.16	13.21	14.16
Average for the period:
Common shares outstanding	9,837,959	9,726,948	9,764,133	9,718,809

LOAN DISTRIBUTION (3):
At end of period:
Commercial and industrial loans	$177,077	$213,569	$177,077	$213,569
Commercial real estate mortgages	340,581	433,057	340,581	433,057
Real estate - construction loans	23,781	62,023	23,781	62,023
Residential mortgages (1st and 2nd liens)	138,934	171,515	138,934	171,515
Home equity loans	70,276	80,704	70,276	80,704
Consumer & other loans	15,920	52,020	15,920	52,020
Total loans	$766,569	$1,012,888	$766,569	$1,012,888

(3) Excluding loans held for sale.

PRESS RELEASE
October 31, 2012

NET INTEREST INCOME ANALYSIS
For the Three Months Ended September 30, 2012 and 2011
(dollars in thousands)

	2012			2011
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets:
Interest-earning assets:
Investment securities (1)	$323,630	$3,807	4.68%	$327,175	$3,803	4.61%
Federal Home Loan Bank and other stock	2,368	28	4.70	2,538	17	2.66
Federal funds sold and interest-bearing deposits	304,412	168	0.22	146,254	79	0.21
Loans	824,148	11,825	5.71	1,035,628	15,100	5.78
Total interest-earning assets	1,454,558	$15,828	4.33%	1,511,595	$18,999	4.99%
Non-interest-earning assets	105,311			61,163
Total Assets	$1,559,869			$1,572,758

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Savings deposits	$551,566	$286	0.21%	$587,759	$435	0.29%
Time deposits	253,770	601	0.94	284,378	778	1.09
Total savings and time deposits	805,336	887	0.44	872,137	1,213	0.55
Borrowings	-	-	-	289	1	1.37
Total interest-bearing liabilities	805,336	887	0.44	872,426	1,214	0.55
Demand deposits	576,825			530,217
Other liabilities	34,228			34,091
Total Liabilities	1,416,389			1,436,734
Stockholders' Equity	143,480			136,024
Total Liabilities and Stockholders' Equity	$1,559,869			$1,572,758
Net interest rate spread			3.89%			4.43%
Net interest income/margin		14,941	4.09%		17,785	4.67%
Less tax-equivalent basis adjustment		(787)			(802)
Net interest income		$14,154			$16,983

(1) Interest on securities includes the effects of tax-equivalent basis adjustments of $787 and $802 in 2012 and 2011, respectively.

PRESS RELEASE
October 31, 2012

NET INTEREST INCOME ANALYSIS
For the Nine Months Ended September 30, 2012 and 2011
(dollars in thousands)

	2012			2011
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets:
Interest-earning assets:
Investment securities (1)	$314,031	$10,885	4.63%	$375,415	$13,097	4.66%
Federal Home Loan Bank and other stock	2,436	91	4.99	3,707	161	5.81
Federal funds sold and interest-bearing deposits	225,123	382	0.23	86,723	140	0.22
Loans	896,655	37,146	5.53	1,076,457	47,488	5.90
Total interest-earning assets	1,438,245	$48,504	4.50%	1,542,302	$60,886	5.28%
Non-interest-earning assets	93,528			67,205
Total Assets	$1,531,773			$1,609,507

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Savings deposits	$547,238	$906	0.22%	$608,396	$1,618	0.36%
Time deposits	258,145	1,984	1.03	292,843	2,561	1.17
Total savings and time deposits	805,383	2,890	0.48	901,239	4,179	0.62
Borrowings	77	-	-	27,101	655	3.23
Total interest-bearing liabilities	805,460	2,890	0.48	928,340	4,834	0.70
Demand deposits	544,871			513,418
Other liabilities	42,665			32,790
Total Liabilities	1,392,996			1,474,548
Stockholders' Equity	138,777			134,959
Total Liabilities and Stockholders' Equity	$1,531,773			$1,609,507
Net interest rate spread			4.03%			4.58%
Net interest income/margin		45,614	4.24%		56,052	4.86%
Less tax-equivalent basis adjustment		(2,374)			(2,774)
Net interest income		$43,240			$53,278

(1) Interest on securities includes the effects of tax-equivalent basis adjustments of $2,374 and $2,774 in 2012 and 2011, respectively.